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                      UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                 AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12(b)
                             (Thousands of dollars)


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
                                                                                            Nine
                                                 Six Months                                Months
                                                    Ended     Year Ended September 30,     Ended      Year Ended December 31,
                                                  March 31,   ------------------------  September 30, -----------------------
                                                    1996        1995          1994          1993         1992       1991
                                                  ---------    -------       -------    -------------   -------    -------
EARNINGS:
Earnings before income taxes                       $59,892     $39,759       $41,244       $28,009      $43,054    $24,470
Interest expense                                     8,236      16,632        16,482        12,664       21,913     22,600
Amortization of debt discount and expense               79         206           187           147          250        265
Interest component of rental expense                   923       1,604         1,344           953        1,256        940
                                                   -------     -------       -------       -------      -------    -------
                                                   $69,130     $58,201       $59,257       $41,773      $66,473    $48,275
                                                   =======     =======       =======       =======      =======    =======

COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS:
Interest expense                                   $ 8,236     $16,632       $16,482       $12,664      $21,913    $22,600
Amortization of debt discount and expense               79         206           187           147          250        265
Allowance for funds used during
  construction (capitalized interest)                  107          65           136            87           57        126
Interest component of rental expense                   923       1,604         1,344           953        1,256        940
Preferred stock dividend requirements                1,382       2,778         1,356         2,124        2,613      2,034
Adjustment required to state preferred stock
  dividend requirements on a pretax basis              850       1,164         1,018         1,589        1,846      1,306
                                                   -------     -------       -------       -------      -------    -------
                                                   $11,577     $22,449       $20,523       $17,564      $27,935    $27,271
                                                   =======     =======       =======       =======      =======    =======
Ratio of earnings to combined fixed charges
  and preferred stock dividends                       5.97        2.59          2.89          2.38         2.38       1.77
                                                   =======     =======       =======       =======      =======    =======
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